Exhibit 3.2

MA SOC  Filing Number: 202546472640  Date: 4/23/2025 6:25:12 PM

Docusign Envelope ID: DF440732-4AE5-4527-A5CE-8D26F4B40769

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Correction	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 1.24, 950 CMR 113.12)

(1)	Exact name of corporation: Revvity, Inc.

(2)	Registered office address: 155 Federal Street, Suite 700, Boston, Massachusetts 02110

(number, street, city or town, state, zip code)

(3)	Describe the document to be corrected*: Articles of Amendment

(4)	Date the document was filed: April 23, 2025

(month, day, year)

(5)

Specify the typographical error, the incorrect statement and the reason it is incorrect, or the manner in which the execution was defective: Page 5 of the Articles of Amendment was not received by the Secretary of the Commonwealth of Massachusetts, and therefore the text of the amending Article VI of the Restated Articles of Organization therein appeared to be incomplete.

(6)	Correction of the typographical error, incorrect statement or defective execution: See attachment for the full Article VI of the Restated Articles of Organization as amended.

Signed by:
	John L. Healy	(signature of authorized individual)

☐	Incorporator,

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this 23rd      day of April                        , 2025   .

*	or attach a copy of the document to these articles

P.C.

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders.

Meetings of Stockholders may be held within the Commonwealth of Massachusetts or elsewhere in the United States of America to the extent permitted by the By-laws of the Corporation.

The Directors may make, amend, or repeal the By-laws of the Corporation in whole or in part at any meeting of the Directors by vote of a majority of the Directors then in office, except that the provisions thereof fixing the place of the meetings of Stockholders, designating the number necessary to constitute a quorum at meetings of the Stockholders, governing procedure with respect to the removal of Directors, and affording indemnification to Directors or officers may be made, amended, or repealed only by the Stockholders.

The number of Directors which shall constitute the whole Board of Directors shall be such number, not less than three nor more than thirteen, as shall be fixed by vote of the stockholders or the Board of Directors. During the time periods specified in this Article 6, the Board of Directors shall be divided into three classes in respect of term of office, each class to contain, as nearly as possible, one-third of the whole number of the Board. Of the Board of Directors elected at the Annual Meeting of Stockholders in 1975, the members of one class shall serve until the Annual Meeting of Stockholders held in the year following their election, the members of the second class shall serve until the Annual Meeting of Stockholders held two years following their election, and the members of the third class shall serve until the Annual Meeting of Stockholders held three years following their election; provided, however, that in each case Directors shall serve until their successors shall be elected and qualified. At each Annual Meeting of Stockholders, commencing with the Annual Meeting in 1976 through and including the Annual Meeting 1995, the successors of the Directors of the class whose terms expire in that year shall be elected to serve until the Annual Meeting of Stockholders held three years next following (and until their successors shall be duly elected and qualified), so that the term of one class of Directors shall expire in each year. At each Annual Meeting of Stockholders, commencing with the Annual Meeting in 1996, the successors of the Directors whose terms expire in that year shall be elected to serve until the Annual Meeting of Stockholders held in the following year (and until their successors shall be duly elected and qualified), so that, upon the expiration in 1998 of the terms of the Directors elected at the Annual Meeting in 1995, all Directors shall be elected to hold office for a one-year term. A vacancy in the Board of Directors, however occurring, unless and until filled by the stockholders, may be filled by the Directors. The number of the Board of Directors may be increased or decreased and one or more additional Directors elected at any special meeting of the stockholders or by a vote of the Directors then in office. For so long as the Directors are divided into classes in accordance with the terms of this Article 6, Directors who are elected to fill vacancies, whether or not created by an enlargement of the Board, shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. Directors who are elected to fill vacancies, whether or not created by an enlargement of the Board, shall serve until the expiration of the term of his or her predecessor and until his or her successor is duly elected and qualified. No decrease in the number of the Board of Directors shall shorten the term of any incumbent Directors.

A Director may be removed from office (a) with or without cause, by the affirmative vote of a majority of the stock outstanding and entitled to vote in the election of Directors, provided that the Directors of a class elected by a particular class of stockholders may be removed only by the affirmative vote of a majority of the shares of such class which are outstanding and entitled to vote or (b) for cause by the affirmative vote of a majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove them.

To the fullest extent permitted by Chapter 156B of the Massachusetts General Laws, as it exists or may be amended, a Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability.

The By-laws of this Corporation may, but are not required to, provide that in a meeting of stockholders other than a Contested Election Meeting (as defined below), a nominee for director shall be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In a Contested Election Meeting, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of stockholders shall be a “Contested Election Meeting” if, as of the day immediately preceding the date of this Corporation’s first notice to stockholders of such meeting sent pursuant to Section 4 of Article 1 of this Corporation’s By-laws, as such date is stated in such notice, either (i) there is any person nominated for election as a director at such meeting who was not nominated for election as a director by the Board of Directors, and such nomination other than by the Board of Directors has not been withdrawn, or (ii) there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting.

Notwithstanding any other provisions of these Articles of Organization or the By- laws of this Corporation or the fact that a higher percentage may otherwise be specified by law, by vote of a majority of the shares outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of the shares outstanding and entitled to vote thereon of each such class of stock outstanding), stockholders may (i) approve any amendment to these Articles of Organization pursuant to Section 10.03 of Chapter 156D of the Massachusetts General Laws, as it may be amended from time to time or any successor provision, (ii) sell, lease, exchange, or otherwise dispose of all, or substantially all, of its property, otherwise than in the usual and regular course of business, pursuant to Section 12.02 of Chapter 156D of the Massachusetts General Laws, as it may be amended from time to time or any successor provision, (iii) approve a plan of merger or share exchange pursuant to Section 11.04 of Chapter 156D of the Massachusetts General Laws, as it may be amended from time to time or any successor provision, (iv) approve a plan of domestication of this Corporation to a foreign jurisdiction pursuant to Section 9.21 of Chapter 156D of the Massachusetts General Laws, as it may be amended from time to time or any successor provision, (v) approve of a plan of entity conversion to a domestic or foreign other entity in accordance with Section 9.52 of Chapter 156D of the Massachusetts General Laws, as it may be amended from time to time or any successor provision, and (vi) approve a proposal to dissolve this Corporation in accordance with Section 14.02 of Chapter 156D of the Massachusetts General Laws, as it may be amended from time to time or any successor provision.

MA SOC  Filing Number: 202546472640  Date: 4/23/2025 6:25:12 PM

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with,

and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

April 23, 2025 06:25 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth